Exhibit 99.1

ITG RELEASES MAY 2015 U.S. TRADING VOLUMES

NEW YORK, June 8, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that May 2015 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 182 million shares. This compares to 3.9 billion shares and ADV of 184 million shares in April 2015 and 3.0 billion shares and ADV of 144 million shares in May 2014. There were 20 trading days in May 2015 and 21 trading days in both April 2015 and May 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

May 2015	20	3,638,037,972	181,901,899	91,197,700	268	14,483,105	14,853	34,033

Year-to-Date:	102	19,171,329,238	187,954,208	92,988,849	264	16,514,234	16,523	34,781

*Excluding shares crossed through POSIT Alert from ITG algorithms

During May 2015 there was a continued high percentage of trading activity from sell-side clients as compared to the level in the first quarter of 2015, reducing the overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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